     Press Release

Winnebago Industries Appoints Staci Kroon to Board of Directors

EDEN PRAIRIE, Minn., October 11, 2023 -- Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today announced the appointment of Staci Kroon to its board of directors, effective October 11, 2023.

Kroon is the president and chief executive officer of BraunAbility, a global leader in mobility transportation solutions, providing independence to individuals in wheelchairs or with mobility challenges. In her role, she leads by fostering a learning culture and creating a climate of trust, transparency, and accountability.

“Winnebago Industries is committed to making the outdoors more accessible to all people,” said David Miles, Winnebago Industries’ board chair. “Staci’s professional experience and the unique industry insights she brings to the board will be highly valuable in advancing our goals. We welcome Staci and look forward to her guidance and leadership.”

Prior to joining BraunAbility, Kroon held senior roles at Eaton, including executive vice president of Eaton Business System and president of Automotive North America. She has also served as a board member and chairman for Nittan Global Tech. Kroon earned a bachelor’s degree in economics with a concentration in finance from the Wharton School of Business, a bachelor’s degree in mechanical engineering from the University of Pennsylvania and a postgraduate degree in design, manufacturing, and management from Cambridge University in England.

“It is an honor to join the Winnebago Industries board of directors,” said Kroon. “This is an incredible opportunity to work alongside some of the most innovative minds in the industry and contribute to the strategic direction of a company that I deeply admire. I look forward to playing a pivotal role in shaping its future.”

Kroon will serve on the Human Resources and Finance committees of the Winnebago Industries board.

“Staci brings to our board tremendous skills and extensive knowledge in product design, operations, and overall general management,” said Michael Happe, Winnebago Industries’ president and chief executive officer. “Her CEO perspective will be critical as Winnebago Industries continues to create extraordinary outdoor experiences that help everyone enjoy the positive benefits of spending time outside.”

     Press Release

About Winnebago Industries

Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand Design, Chris-Craft, Newmar and Barletta brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds high-quality motorhomes, travel trailers, fifth-wheel products, outboard and sterndrive powerboats, pontoons, and commercial community outreach vehicles. Committed to advancing sustainable innovation and leveraging vertical integration in key component areas, Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota, and Florida. The Company’s common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Investors: Ray Posadas ir@winnebagoind.com

Media Contact: Daniel Sullivan media@winnebagoind.com

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